Exhibit 99.1

NEWS RELEASE


CONTACT:
Bob Aronson
Director of Investor Relations
800-579-2302
(investorrelations@stagestoresinc.com)


FOR IMMEDIATE RELEASE

        STAGE STORES ANNOUNCES STORE CLOSING PROGRAM

     HOUSTON, TX, December 29, 2000 - - Stage Stores, Inc. today announced that it has filed a motion with the U.S. Bankruptcy Court for the Southern District of Texas to close an additional 121 stores as a part of its restructuring process.
     Jim Scarborough, Chief Executive Officer and President, commented, "As a part of our ongoing restructuring process, we have identified 348 stores in 14 states which will serve as our base for returning the Company to profitability. These stores fit the geographic and demographic profiles we have identified as our niche markets. The majority of these stores are in markets where we have a long history of operating profitably. In fact, the performance of this core group of stores has improved significantly since we began our restructuring process in June."
     Mr. Scarborough continued, "In order to focus all of our efforts on our core operations, we have engaged The Ozer Group and Hilco Merchant Resources to manage the liquidation of the stores scheduled for closure, subject to Bankruptcy Court approval. Under our agreement, we will receive a guaranteed recovery for the inventory, net of related expenses."
      Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central and midwestern United States. The company currently operates stores under the Stage, Bealls and Palais Royal names.
     Any statements in this release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the company with the Securities and Exchange Commission that the company urges investors to consider.

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